EXHIBIT 99.1







                     SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D. C.  20549


                                  FORM 11-K


[X]         ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE
            SECURITIES AND EXCHANGE ACT OF 1934 [FEE REQUIRED] for the fiscal year ended November 30, 1994

                                     OR

[ ] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE
SECURITIES AND EXCHANGE ACT OF 1934 [NO FEE REQUIRED] for the transition period from _______ to _______

Commission file number 2-79636


                    HOURLY EMPLOYEES' STOCK PURCHASE PLAN


                            CHESAPEAKE CORPORATION
                             1021 East Cary Street
                                P. O. Box 2350
                        Richmond, Virginia  23218-2350
                    HOURLY EMPLOYEES' STOCK PURCHASE PLAN


Administration of the Plan:

         The Plan is administered by the Hourly Employees' Stock Purchase Plan Committee (the "Committee") under the direction of the Board of Directors of Chesapeake Corporation (the "Corporation"). The present members of the Committee, of which Thomas A. Smith is Chairman, are:
                         Name                       Address

                   Thomas A. Smith (1)       Richmond, Virginia  23218

                   J. P. Causey Jr. (2)      Richmond, Virginia  23218

                   Andrew J. Kohut (3)       Richmond, Virginia  23218

            (1) Mr. Smith is Vice President - Human Resources & Assistant
                Secretary of the Corporation.

            (2) Mr. Causey is Vice President, Secretary & General Counsel of
                the Corporation.

            (3) Mr. Kohut is Group Vice President - Finance & Strategic
                Development & Chief Financial Officer of the Corporation.

         Committee members are appointed by and serve at the pleasure of the Board of Directors of the Corporation. Committee members are employees of the Corporation and receive no additional compensation for serving on the Committee. The Plan provides that the Corporation will indemnify members of the Committee to the same extent and on the same terms as it indemnifies its officers and directors by reason of their being officers and directors.

Financial Statements and Exhibits:
         (a)     Financial statements:

  Hourly Employees' Stock Purchase Plan:
  Balance Sheet
  Statement of Changes in Plan Equity

         (b)     Exhibits:

  See Exhibit 23.1 to the Chesapeake Corporation Annual Report on Form 10-K for the year ended December 31, 1994 for consent of independent accountants.


                                 SIGNATURES




Pursuant to the requirements of the Securities Exchange Act of 1934, the members of the Committee have duly caused this annual report to be signed by the undersigned hereunto duly authorized.

                                     HOURLY EMPLOYEES' STOCK PURCHASE PLAN




                                     By:    /s/ Thomas A. Smith
                                        Thomas A. Smith, Chairman of the
                                        Committee




February 24, 1995

Report of Independent Accountants


To the Hourly Employees' Stock
Purchase Plan Committee:

We have audited the balance sheet of the Hourly Employees' Stock Purchase Plan (the "Plan") of Chesapeake Corporation and participating subsidiaries as of November 30, 1994 and 1993, and the related statement of changes in plan equity for each of the three years in the period ended November 30, 1994. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Plan as of November 30, 1994 and 1993, and the changes in plan equity for each of the three years in the period ended November 30, 1994, in conformity with generally accepted accounting principles.


                                         /s/ COOPERS & LYBRAND L.L.P.



Richmond, Virginia
February 2, 1995

BALANCE SHEET
November 30, 1994 and 1993
                                                               1994      1993
Asset:
 Funds held by Chesapeake Corporation
 and participating subsidiaries (Note 3)                      $12,900    $9,292

Plan equity                                                   $12,900    $9,292

STATEMENT OF CHANGES IN PLAN EQUITY
for the fiscal years ended November 30, 1994, 1993 and 1992
                                                1994        1993        1992
Contributions:
  Employees                                   $1,145,546  $1,063,957   $936,107
  Employer:  $546,775 in 1994,
   $510,826 in 1993, and
   $451,512 in 1992; less withheld
   taxes of $213,046, $165,268 and
   $144,925, respectively                       333,729      345,559    306,587
                                              1,479,275    1,409,516  1,242,694
Deductions:
  Purchase and distribution to
   participants at year end of 46,937
   shares in 1994 ($30.6438 per share),
   60,012 shares in 1993
   ($23.0125 per share), and 55,439
   shares in 1992 ($21.90625 per share)
   of common stock of Chesapeake
   Corporation (Note 1)                       1,438,325    1,381,024  1,214,458
  Refunds to employees withdrawing
    from the Plan attributable to:
   Employees' contributions for the
    year                                         27,344       23,917     24,238
  Employees' account balances at
    beginning of year                               535          492        420
                                              1,466,204    1,405,433  1,239,116

Net transfers to Salaried Employees'
 Stock Purchase Plan                              9,463        2,694      2,942

                                              1,475,667    1,408,127  1,242,058

Increase in plan equity                           3,608        1,389        636

Plan equity, beginning of year                    9,292        7,903      7,267

Plan equity, end of year                     $   12,900   $    9,292 $    7,903

The accompanying notes are an integral part of these financial statements.


NOTES TO FINANCIAL STATEMENTS


1.  Description of the Plan:

   The stockholders of Chesapeake Corporation (the "Corporation") have approved the Hourly Employees' Stock Purchase Plan (the
   "Plan") and reserved a total of 900,000 shares of the Corporation's common stock for sale to eligible hourly employees of the Corporation and participating subsidiaries
   (the "Employer").

   Participants in the Plan, which became effective in December 1982, are permitted to invest up to 5% of their basic compensation. The Employer contributes to the Plan, as of the end of the Plan Year (see Note 2), a percentage (generally 30% to 50%) of the participant's contribution reduced by amounts required to be withheld under income tax, F.I.C.A. and comparable laws. The combined amount becomes available to purchase from the Corporation shares of its common stock at a price equal to the average of the closing prices of such common stock on the New York Stock Exchange (composite tape) for the 20 consecutive trading days immediately preceding the last day of the Plan Year.

   As of November 30, 1994, 555,532 shares (46,937 shares in the current year and 508,595 in prior years) of the Corporation's common stock had been issued under the Plan and 344,468 shares were available for future issuance.

2. Plan Year:

   The fiscal year of the Plan ("Plan Year") ends each November
   30.

3. Funds Held by Chesapeake Corporation and Participating Subsidiaries:

   Funds received or held by the Employer with respect to the Plan may be used for any corporate purpose; therefore, the Plan does not prevent the Employer from creating a lien on these funds.

4. Taxes and Expenses:

   The Employer's contribution, when made to the Plan, is taxable to a participant as ordinary income. Purchases of stock by the Plan result in no gain or loss to the participant; therefore, no tax consequences are incurred by a participant upon receipt of stock purchased under the Plan. Sale by a participant of shares acquired under the Plan will result in a gain or loss in an amount equal to the difference between the sale price and the price paid for the stock acquired pursuant to the Plan. The Plan is not subject to income taxes.

      Expenses of administering the Plan are borne by the Employer.


   NOTES TO FINANCIAL STATEMENTS, Continued


5.  Contributions to the Plan:
    Contributions (net of withheld taxes) were as follows:

                                                1994                  1993                 1992
                                           Employer  Employees   Employer   Employees  Employer  Employees
    Chesapeake Corporation
    Subsidiaries:
      Chesapeake Packaging Co.             $ 96,776 $  296,295   $ 88,700 $  260,356   $ 75,261  $230,385
      Chesapeake Forest Products Company     14,342     65,107     17,014     62,880     10,283    31,386
      Chesapeake Paper Products Company     222,611    784,144    239,845    740,721    221,043   674,336
         Totals                            $333,729 $1,145,546   $345,559 $1,063,957   $306,587  $936,107

February 27, 1995